Exhibit 10.17

JANUS CAPITAL GROUP INC.

OUTSIDE DIRECTOR COMPENSATION PROGRAM

Annual Board Cash Retainer	$100,000

Annual Board Stock Retainer Grant	$100,000

Annual Committee Cash Retainer (per Committee)	$10,000

Additional Annual Cash Retainer for Audit Committee Chair	$25,000

Additional Annual Cash Retainer for Compensation Committee Chair, Nominating and Corporate Governance Committee Chair	$15,000

Non-Executive Chairman Additional Annual Cash Retainer
(payable in equal quarterly installments on May 1, July 1, October 1 and January 1)	$125,000

Notes:

1.             All amounts are subject to proration if director joins after commencement of fiscal year. The fiscal year begins May 1 (after Annual Shareholders’ Meeting).  All compensation may be deferred at the election of a director under the Company’s Directors Deferred Fee Plan.  Equity awards are deferred in the form of restricted stock units.

2.             The amounts above were approved at the January 26, 2015 Compensation Committee.